                                                                    Exhibit 23.1


                             ACCOUNTANT'S CONSENT



The Partners
CarrAmerica Realty, L.P.:


We consent to incorporation by reference in the registration statement
(No. 333-53751) on Form S-3 of CarrAmerica Realty, L.P. of our reports dated February 1, 2000, relating to the consolidated balance sheets of CarrAmerica Realty, L.P. as of December 31, 1999 and 1998, and the related consolidated statements of operations, partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1999 and the related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of CarrAmerica Realty, L.P.


KPMG LLP

Washington, D.C.
March 30, 2000